TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD® Announces Second Quarter 2020 Financial Results

- 2Q20 total net product revenue of $10.7 million resilient despite COVID-19 pandemic -

- ANNOVERA® prescriptions increased approximately 100% for the eight weeks ended July 24, 2020 over the previous eight week period-

- IMVEXXY® new prescriptions increased 33% for the eight weeks ended July 24, 2020 over the previous eight week period-

- Consumer campaign for ANNOVERA achieved over 3 million unique views in first 30 days -

- Initial consumer marketing campaign for IMVEXXY to be launched in August -

- Amended Sixth Street Partners revenue covenants to reflect impact of COVID-19 pandemic -

- Conference call scheduled for 8:30 a.m. ET today -

BOCA RATON, Fla. – August 6, 2020 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative, leading women’s healthcare company, today reported financial results for the second quarter ended June 30, 2020.

“Our organization made significant progress in the second quarter while navigating the COVID-19 pandemic and its impact on our business,” said Robert G. Finizio, Chief Executive Officer of TherapeuticsMD. “We delivered a strong quarter of operational execution during very unique circumstances, quickly reducing our operating expenses, reorienting our sales force, and addressing our credit facility future minimum net revenue covenants. These strategic and operational changes and our reshaped Board of Directors and management team are focused on driving revenue and achieving our goal of reaching EBITDA break even in 2021, which we believe will result in long-term shareholder value.”

Recent Updates

●	Prescription volume for ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system) for the eight weeks ended July 24, 2020 increased approximately 100% over the previous eight weeks (the time period most heavily impacted by COVID-19). ANNOVERA current prescription trend exceeds the product’s pre-COVID-19 launch trajectory.
●	The Company initiated the direct-to-consumer marketing campaign for ANNOVERA on July 1, 2020. Digital metrics show that the “Unapologetically ANNOVERA” campaign has quickly gained visibility resulting in over 100 million impressions and 3 million unique views since launch.
●	The Company is working with the Department of Defense, public health organizations, and telehealth platforms to expand access to women and contribute to the Company’s growth in the second half of the year.
●	As of July 1, 2020, ANNOVERA achieved 79% commercial coverage and 46% Medicaid coverage. The vast majority of patients are covered without a copay.
●	IMVEXXY (estradiol vaginal inserts) new prescriptions for the eight weeks ended July 24, 2020 increased 33% over the previous eight weeks ended May 29, 2020 (the time period most heavily impacted by COVID-19). IMVEXXY continues to experience strong refill rates. These trends should positively impact total prescriptions going forward.
●	The Company plans to launch the consumer marketing campaign for IMVEXXY during August 2020.
●	IMVEXXY’s commercial market access is 72% unrestricted commercial coverage, including all of the top ten commercial payors of VVA products. The Company added Wellcare as a Medicare Part D payor.
●	As of July 1, 2020, BIJUVA® (estradiol and progesterone) capsules commercial market access increased to 73% unrestricted commercial coverage with nine of the top ten commercial payors.

Sixth Street Update

●	The Company worked with Sixth Street Partners (“Sixth Street”) to adjust the total minimum net revenue covenant in its financing agreement to reflect the impact of COVID-19. The covenants begin with the results for the fourth quarter of 2020.

●	The total minimum net revenue requirement for ANNOVERA, IMVEXXY, and BIJUVA was adjusted to $20 million for the fourth quarter of 2020. In 2021, the minimum net revenue covenant will be $25 million, $37.5 million, $47.5 million, and $57.5 million for the first, second, third, and fourth quarters, respectively. Given the Company’s current rate of growth, the Company believes it is well positioned to meet or exceed these minimum covenants.
●	The Company and Sixth Street are not moving forward with the undrawn $50 million tranche under the financing agreement, which was designed to be drawn following the successful full commercial launch of ANNOVERA in the second quarter, due to the pause in the launch timing caused by the COVID-19 pandemic. There continues to be an active dialogue with Sixth Street regarding potential additional financing.

Second Quarter Highlights

●	Net product revenue for the second quarter of 2020 was $10.7 million.
●	The COVID-19 pandemic had a significant impact on the Company’s product revenue early in the second quarter of 2020. The Company’s products returned to growth mid to late quarter. Notwithstanding COVID-19, the Company expects continued growth in the second half of 2020.
●	In the second quarter 2020, ANNOVERA net revenue was $1.8 million. Approximately 2,400 ANNOVERA prescriptions were dispensed. Net revenue per unit, calculated from sales to wholesalers and pharmacies, was $1,332.
●	In the second quarter 2020, IMVEXXY net revenue was $5.1 million. Approximately 118,000 IMVEXXY prescriptions were dispensed. Net revenue per unit was $41. Strong IMVEXXY refill rates continued with patients adhering to therapy.
●	In the second quarter 2020, BIJUVA net revenue was $1.4 million. Approximately 27,600 BIJUVA prescriptions were dispensed. Net revenue per unit was $45 for the second quarter of 2020.

Net Product Revenue

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Three Months Ended March 31, 2020
ANNOVERA	$1,835,460	$—	$2,272,761
IMVEXXY	5,085,190	3,121,711	6,392,601
BIJUVA	1,352,001	134,282	1,111,604
Prenatal vitamins	2,428,382	2,822,872	2,473,691
Net revenue	$10,701,033	$6,078,865	$12,250,657

Net product revenue for the second quarter of 2020 was affected by the COVID-19 pandemic across all of our products.

Cost of Goods Sold/Gross Margin

Cost of goods sold increased $1.7 million for the second quarter of 2020 compared to the first quarter of 2020, as the result of a non-cash write-off of $1.9 million primarily related to BIJUVA inventory obsolescence, partially offset by the impact of an overall decline in unit sales. The charge is the result of the Company’s reprioritization of selling resources to ANNOVERA and IMVEXXY along with the impact of the COVID-19 pandemic on sales forecasts of BIJUVA for future quarters. This charge caused gross margin percentage to decline from 78% for the quarter ended March 31, 2020 to 59% for the quarter ended June 30, 2020.

Expense, EPS and Related Information

Total operating expenses decreased by $9.2 million to $51.3 million for the second quarter of 2020 as compared to $60.5 million for the first quarter of 2020. The decrease in operating expenses was primarily a result of the Company’s cost containment and spend-rebalancing efforts to reduce overall spend in the remaining quarters of the 2020 fiscal year. For the remainder of 2020, spend will focus on delivering the necessary resources to support the launch of ANNOVERA, continued ramp-up of IMVEXXY, and ongoing brand management of BIJUVA. The second quarter of 2020 was impacted by $3.9 million in charges related to product samples expense as a result of the Company’s decision to reduce sampling of BIJUVA.

Net loss for the quarter ended June 30, 2020 decreased to $52.0 million, or $0.19 per basic and diluted share, compared with $56.8 million, or $0.21 per basic and diluted share, for the quarter ended March 31, 2020. Net loss per share for the second quarter of 2020 was impacted by inventory and sample expense charges related primarily to BIJUVA of $0.02 per basic and diluted share.

Balance Sheet

As of June 30, 2020, the Company’s cash on hand totaled $113.8 million, compared with $170.1 million on March 31, 2020. The decline in cash was due primarily to the net loss for the quarter ended June 30, 2020, less certain non-cash items, as well as the timing of advertising, marketing, and social media campaigns for ANNOVERA that were incurred at the end of the quarter ended March 31, 2020 and funded early in the quarter ended June 30, 2020. Total outstanding debt, net of issuance costs, was $243.8 million as of June 30, 2020, compared to $243.4 million as of March 31, 2020. The change is due to the amortization of debt discount of $400,000.

Sixth Street Additional Information

●	In connection with the adjustment to the Sixth Street total minimum net revenue covenant and in lieu of a cash amendment fee, the Company issued to the Sixth Street lenders warrants to purchase an aggregate of approximately 4.75 million shares of the Company’s common stock with an exercise price of $1.58 per share and a ten year term. The warrants are unregistered, do not have registration rights, and do not have anti-dilution protection, other than for customary stock splits and similar transactions.
●	The total minimum net revenue requirement for ANNOVERA, IMVEXXY, and BIJUVA in 2022 will be $65 million, $75 million, $85 million, and $95 million for the first, second, third, and fourth quarters, respectively, and will remain at $95 million for subsequent quarters.

Conference Call and Webcast Details

TherapeuticsMD will host a conference call and live audio webcast today at 8:30 a.m. ET to discuss these financial results and provide a business update.

Date:	Thursday, August 6, 2020
Time:	8:30 a.m. ET
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	2963048

A live webcast and audio archive for the event may be accessed on the home page or from the “Investors & Media” section of the TherapeuticsMD website at www.therapeuticsmd.com. Please connect to the website prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary to listen to the webcast. A replay of the webcast will be archived on the website for at least 30 days. In addition, a digital recording of the conference call will be available for replay beginning two hours after the call’s completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 2963048.

Please see the Full Prescribing Information, including indication and Boxed WARNING, for each TherapeuticsMD product as follows:

●	IMVEXXY (estradiol vaginal inserts) at https://imvexxy.com/pi.pdf
●	BIJUVA (estradiol and progesterone) capsules at https://www.bijuva.com/pi.pdf
●	ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system) at www.annovera.com/pi.pdf

About TherapeuticsMD

TherapeuticsMD, Inc. is an innovative, leading healthcare company, focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. The Company is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit www.therapeuticsmd.com or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the effects of the COVID-19 pandemic; the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXY®, ANNOVERA®, and BIJUVA® and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan facility; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; whether the FDA will approve the efficacy supplement for the lower dose of BIJUVA; the company’s ability to protect its intellectual property, including with respect to the Paragraph IV notice letters the company received regarding IMVEXXY and BIJUVA; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the company’s licensees to commercialize and distribute the company’s products; the ability of the company’s marketing contractors to market ANNOVERA; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

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Investor Contact

Nichol Ochsner

Vice President, Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(Unaudited)

ASSETS
Current Assets:
Cash	$113,839,234	$160,829,713
Accounts receivable, net of allowance for doubtful accounts of $722,240 and $904,040, respectively	18,290,784	24,395,958
Inventory, net	10,172,312	11,860,716
Other current assets	6,641,587	11,329,793
Total current assets	148,943,917	208,416,180

Fixed assets, net	2,145,926	2,507,775

Other Assets:
License rights, net	37,721,695	39,221,308
Intangible assets, net	5,942,873	5,258,211
Right of use assets	10,337,577	10,109,154
Other assets	446,925	473,009
Total other assets	54,449,070	55,061,682
Total assets	$205,538,913	$265,985,637

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$17,270,319	$19,181,212
Other current liabilities	29,213,411	33,823,613
Total current liabilities	46,483,730	53,004,825

Long-Term Liabilities:
Long-term debt	243,801,705	194,634,643
Operating lease liability	9,307,361	9,145,049
Other long-term liabilities	35,000	—
Total long-term liabilities	253,144,066	203,779,692
Total liabilities	299,627,796	256,784,517

Commitments and Contingencies

Stockholders’ (Deficit) Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized;
no shares issued and outstanding	—	—
Common stock - par value $0.001; 600,000,000 and 350,000,000 shares authorized; 272,294,380 and 271,177,076 issued and outstanding, respectively	272,294	271,177
Additional paid-in capital	709,885,568	704,351,222
Accumulated deficit	(804,246,745)	(695,421,279)
Total stockholders’ (deficit) equity	(94,088,883)	9,201,120
Total liabilities and stockholders’ equity	$205,538,913	$265,985,637

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Three Months Ended	Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019

Product revenue, net	$10,701,033	$6,078,865	$12,250,657	$22,951,690	$10,025,516

Cost of goods sold	4,400,485	1,248,860	2,715,051	7,115,536	2,011,687

Gross profit	6,300,548	4,830,005	9,535,606	15,836,154	8,013,829

Operating expenses:
Sales, general, and administrative	48,340,628	41,387,451	56,927,021	105,267,649	76,251,533
Research and development	2,742,032	4,964,368	3,268,829	6,010,861	11,282,250
Depreciation and amortization	256,557	115,059	261,994	518,551	221,997
Total operating expenses	51,339,217	46,466,878	60,457,844	111,797,061	87,755,780

Operating loss	(45,038,669)	(41,636,873)	(50,922,238)	(95,960,907)	(79,741,951)

Other (expense) income
Loss on extinguishment of debt	—	(10,057,632)	—	—	(10,057,632)
Miscellaneous income	88,858	486,597	335,482	424,340	1,175,318
Interest expense	(7,026,853)	(4,028,609)	(6,262,046)	(13,288,899)	(6,118,627)
Total other expense	(6,937,995)	(13,599,644)	(5,926,564)	(12,864,559)	(15,000,941)

Loss before income taxes	(51,976,664)	(55,236,517)	(56,848,802)	(108,825,466)	(94,742,892)

Provision for income taxes	—	—	—	—	—

Net loss	$(51,976,664)	$(55,236,517)	$(56,848,802)	$(108,825,466)	$(94,742,892)

Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.19)	$(0.23)	$(0.21)	$(0.40)	$(0.39)

Weighted average number of common
shares outstanding, basic and diluted	271,876,238	241,221,840	271,459,522	271,667,879	241,114,532

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(108,825,466)	$(94,742,892)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	387,649	133,049
Amortization of intangible assets	130,902	88,948
Write off of patent and trademark costs	—	78,864
Operating lease impairment	81,309	—
Non-cash operating lease expense	689,089	443,734
(Recovery of) provision for doubtful accounts	(181,800)	167,500
Inventory obsolesence reserve	5,965,139	—
Loss on extinguishment of debt	—	10,057,632
Share-based compensation	5,369,279	5,224,212
Amortization of deferred financing fees	692,442	316,880
Amortization of license fee	1,499,613	—
Changes in operating assets and liabilities:
Accounts receivable	6,286,974	(7,486,691)
Inventory	(4,276,735)	(4,226,770)
Other current assets	4,412,827	1,710,697
Accounts payable	(1,910,893)	(3,244,603)
Accrued expenses and other current liabilities	(5,420,628)	2,801,717

Net cash used in operating activities	(95,100,299)	(88,677,723)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(815,564)	(763,247)
Purchase of fixed assets	(25,800)	(1,092,504)
Security deposit	35,000	(20,420)

Net cash used in investing activities	(806,364)	(1,876,171)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of options and warrants	166,184	100,107
Repayment of the Credit Agreement	—	(81,660,719)
Proceeds from the Financing Agreement	50,000,000	200,000,000
Payment of deferred financing fees	(1,250,000)	(6,652,270)

Net cash provided by financing activities	48,916,184	111,787,118

Increase (decrease) in cash	(46,990,479)	21,233,224
Cash, beginning of period	160,829,713	161,613,077
Cash, end of period	$113,839,234	$182,846,301

Supplemental disclosure of cash flow information

Interest paid	$12,032,014	$6,989,570